UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2014

The Sherwin-Williams Company

(Exact Name of Registrant as Specified in Charter)

Ohio	1-04851	34-0526850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 West Prospect Avenue Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)

(216) 566-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2014, the Board of Directors of The Sherwin-Williams Company increased the size of the Board from nine to ten members and elected Matthew Thornton III to fill the resulting vacancy effective immediately. Mr. Thornton, 55, is Senior Vice President, US Operations, FedEx Express, the world’s largest express transportation company and a subsidiary of FedEx Corporation. In addition, Mr. Thornton was appointed to the Audit Committee of the Board. A copy of Sherwin Williams’ press release announcing Mr. Thornton’s election is attached hereto as Exhibit 99 and is incorporated herein by reference.

The Board has determined that Mr. Thornton is independent under the New York Stock Exchange listing standards and Sherwin-Williams’ Director Independence Standards. There was no arrangement or understanding between Mr. Thornton and any other persons pursuant to which Mr. Thornton was selected as a director, and there are no related party transactions involving Mr. Thornton that are reportable under Item 404(a) of Regulation S-K.

On July 16, 2014, Mr. Thornton received a grant of 542 shares of restricted stock under The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors. The shares of restricted stock will vest in annual increments of one-third of the shares granted over a period of three years. Mr. Thornton will participate in Sherwin-Williams’ standard director compensation program for nonemployee directors, which is described on page 19 of Sherwin-Williams’ Proxy Statement for its Annual Meeting of Shareholders held on April 16, 2014.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Exhibit Description

99	Press Release of The Sherwin-Williams Company, dated July 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

July 16, 2014	By:	/s/ Catherine M. Kilbane
Catherine M. Kilbane
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99	Press Release of The Sherwin-Williams Company, dated July 16, 2014.

4